Exhibit 5.5

CONSENT OF E. WILLIAMS

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation.

/s/ Emilie Williams
By:	Emilie Williams, Eng.
Assistant Engineering Superintendent
IAMGOLD Corporation, Westwood Mine

Dated: March 28, 2018